Exhibit 10.2

Director Resignation Letter

William Jamieson
P.0. Box 47700
Phoenix, AZ 85068
Phone: (602) 332-0748
Email: wj@420patients.com

May 9, 2016

Board of Directors
Indoor Harvest Corp.
5300 East Freeway, Suite A
Houston, Texas 77020

Dear Board of Directors:

Please accept this letter as my formal notice of resignation as a Director for Indoor Harvest Corp, effective immediately. I fully support the decision by the Company to pursue a new business direction and gladly cede my position on the Board to Mr. Paul Hardej as part of this business refocus. Further, my resignation was not the result of any disagreement with us on any matter relating to our operations, policies (including accounting or financial policies) or practices.

Sincerely,

/s/ William Jamieson
William Jamieson